EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Media Contact: Jeffrey Pina, Sr. Director, Marketing Communications, 516-677-0200 x 1222

VEECO TO PURCHASE SYNOS TECHNOLOGY

Fast Array Scanning ALD Technology Enables Flexible OLED Displays

Plainview, N.Y., September 19, 2013 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that it has signed an agreement to acquire privately held Synos Technology, Inc. (“Synos”). Synos designs and manufactures Fast Array Scanning™ Atomic Layer Deposition (FAST-ALD™) systems that are enabling the production of flexible organic light-emitting diode (OLED) displays for mobile devices.

“We have found a great fit to add to Veeco’s technology portfolio and expand our growth opportunities,” said John R. Peeler, Veeco’s Chairman and Chief Executive Officer. “Synos is an early stage company with big growth potential.  We believe that their fast array scanning ALD technology for thin film encapsulation layers will remove the primary barrier to adoption of flexible OLED displays, helping make unbreakable, light-weight mobile displays a reality. Their systems are poised to move from pilot line to full production at the world leader in mobile OLED displays.” Synos’ first pilot production system has been installed and the manufacturing ramp is currently expected to begin in 2014.

According to industry forecasting firm IHS iSuppli, the flexible OLED display market is expected to grow from $21 million in 2013 to almost $12 billion by 2020, and will revolutionize the entire display industry. Mr. Peeler added, “Near-term, we believe the OLED equipment market opportunity for Synos’ ALD technology exceeds $400 million for mobile phones alone. We also see numerous extended opportunities for this breakthrough ALD technology in OLED TV, lighting, solar, batteries and other large adjacent markets.”

Ilsong Lee, President and Chief Executive Officer of Synos, commented “We are at an exciting inflection point in our history. It is time for us to join forces with Veeco, a world leader in advanced deposition technologies.  Veeco will bring the global operating experience and resources we need to ramp our business, support our key customer, and deliver on the promise of our technology.” Mr. Lee will join Veeco as Senior Vice President and ALD General Manager. In addition, Synos co-founder, Dr. Sang In Lee, will join Veeco as Chief Technology Officer for Veeco ALD.

“Synos’ FAST-ALD provides an elegant solution for some very complicated challenges faced by OLED display manufacturers,” added Daniel Rubin, Chairman and co-founder of Synos.  “Veeco’s well-known commitment to customer satisfaction and operating excellence will accelerate the market adoption of this technology for OLED and other advanced manufacturing applications.”

About FAST-ALD

Synos’ FAST-ALD represents a paradigm shift in a technology long known for excellent deposition uniformity and pin-hole free films. While traditional ALD is slow, costly and limited to “chamber-sized” reactors, FAST-ALD can deposit materials below 100º Celsius and 10 times faster, making it capable of deposition on substrates with virtually no size limitation.  Synos’ patented linear reactor allows the chemical reaction to occur at the substrate’s surface. When utilized for OLED encapsulation, FAST-ALD becomes a key enabler of truly unbreakable and flexible devices.

Details of the Transaction

The initial purchase price is $70 million.  Synos shareholders will receive additional payments upon the achievement of future performance milestones, with maximum potential consideration for the transaction of $185 million.  The merger is scheduled to close in the fourth quarter of 2013.  Synos is currently expected to be dilutive to Veeco in 2014 and solidly accretive in 2015.

Management Conference Call

Veeco’s management will host a conference call to review this transaction today at 10AM Eastern Time.  The call will be webcast live on the Veeco website at www.veeco.com. The call can also be accessed by dialing 1-800-768-6563 (toll free) or 1-785-830-7991 using passcode 8217266. A replay of the call will be available beginning at 8:00PM ET tonight through 8:00PM ET on October 3, at 888-203-1112 or 719-457-0820, using passcode 8217266, or on the Veeco website.  A slide presentation will be available for listeners to follow along, so please visit our website prior to the event.

About Synos Technology Inc.

Synos Technology, headquartered in Fremont, California, is dedicated exclusively to the design and manufacture of high-throughput ALD for large and flexible substrates.  Synos has over 45 ALD technology and process patents issued or pending, and employs approximately 50 people in California and Korea.  For further information please visit www.synos.com.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

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To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Additional risks specifically associated with this transaction are related to the expected completion of the acquisition and the time frame in which this will occur, the expected benefits to Veeco from completing the acquisition, and the expected financial performance of Veeco following completion of the acquisition.  Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to the closing of the transaction, the potential impact on the business of Synos due to the uncertainty about the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the retention of employees of Synos and the ability of Veeco to successfully integrate Synos’ market opportunities, technology, personnel and operations and to achieve expected benefits. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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